Exhibit 10.15
NATIONSTAR MORTGAGE
INCENTIVE PROGRAM SUMMARY

POSITION	FREQUENCY	OPPORTUNITY
Job Title	Annual

Life of the Program
This incentive program is effective beginning January 1, 2010 and continues until revised or revoked by Nationstar Mortgage Senior Management.

Program Concept/Objective
It is the Company’s objective to design and administer incentive opportunities that when combined with base salary will deliver above average total cash to successful performers as compared to their peers in firms competing in the same product, service, and talent marketplaces.

Program Approval Authorities

EVP, OD/HR	Participant

Chief Financial Officer

President/CEO

BASIS FOR DETERMINING INCENTIVE AWARDS
Eligibility for Participation: Only those Participants actively employed with Nationstar Mortgage (the “Company”), in the positions as identified above in the program summary information and as designated by the President/CEO, are eligible for participation in this bonus program.
Program Measures: Participants, as designated by the President/CEO, are eligible for incentive compensation based on achievement of goals as identified in the attached Appendix(s).
Incentive Opportunity: The appropriate incentive awards will be calculated in accordance with the applicable criteria for the position. Targets have been established for this position, which describe the opportunity and must be communicated to the eligible Participant prior to the measurement period. For incentive plans that express the incentive opportunity as a percentage of base salary, the base salary used will be the Participant’s base salary as of January 1 of the applicable plan year.
New/Reactivated/Transferred Employees: With respect to any annual payment, participants who become eligible for participation during the program year will be prorated from the Eligibility Date. Eligibility Date shall be defined as the effective date of the new/reactivated/transferred senior manager’s assumption of responsibilities as reflected on the Payroll Action Notice. Additionally, only with the approval of the President/CEO may partial period incentive payments be made to program participants.
Responsibility for Calculations and Plan Payments: The Participant must complete all reporting requirements as specified by senior management to qualify for bonus consideration. The appropriate Company Finance Manager is charged in each case with the responsibility for incentive payment calculations made in accordance with the terms of this program. He/she must also certify full and partial year payments for all qualified participants.
Performance Rating Requirement: In order to be eligible to receive any payment under this program, the participant must at all times, maintain an acceptable level of performance. Participants are also expected to follow all guidelines with respect to the code of conduct as specified by the Company. If rated below “meets expectations” during the measurement period, or the employee otherwise receives disciplinary counseling for a conduct issue, the employee will not be eligible for an incentive award for that measurement period. The employee must successfully complete a performance improvement plan prior to the end of the next performance measurement period and be rated at least “meets expectations” by that date or date in order to be eligible for an incentive award.
Review and Modification: It is important that performance goals established in the Company’s Incentive Programs maintain an appropriate position as it relates to market potential and the overall business plan. Clearly, expectations of market potential can change during the year. Such reviews may result in changes in incentive rates or goals upward or downward depending on specific circumstances at the Company’s discretion without the need for prior notice. Any changes will require approval of the President/CEO of the Company.

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Timing of Incentive Payments: Monthly and Quarterly incentive payments will be made approximately 30 days following the end of the performance period or within 30 days from the date the request is received in Payroll processing, whichever is later. Annual awards will be paid as soon as practical after the Company’s financial results for the year have been determined, but in no event later than two (2) months after the end of the fiscal year, and shall be payable only if the Employee is employed by the Company on the last day of the fiscal year. If an employee on an annual award plan resigns, gives notice of his/her intent to resign, or otherwise terminates his/her employment before the annual award is paid, the employee forfeits all rights to any annual incentive award, and any incentive award that is paid is at the sole discretion of the Company.
Terminated Employees: A Participant whose employment is terminated, either by the Company or the Participant, prior to the completion of an entire incentive period shall not be eligible to receive any payment under this program, except where payment is required by federal or state law. Otherwise stated, the Participant must be actively employed at the end of the measurement period (which includes any time where payment is made in lieu of a working notice period) to be eligible to receive any payment. This provision shall not apply in cases of the employee’s death, retirement, or disability. Management reserves the right to withhold payments from any individual where there is an ongoing investigation with respect to appropriate business practices until such time as the investigation is complete, and the employee has been exonerated.
Plan Amendments and Termination: The Company will have the complete authority to interpret Plan provisions, to revise the Plan and to make determinations deemed appropriate for fair administration of the Plan. The Company reserves the right to amend or terminate this Plan or to revise any aspect of the Plan at any time, including individual payouts, without prior notification to the participant(s).
Other General Rules: Participation in this plan cannot be construed to constitute a contract between the Company and any of its employees. Program participation does not limit the Company from terminating an employee’s employment at any time. Participation in the Program during the fiscal year does not imply participation in any subsequent fiscal year.
INCENTIVE OPPORTUNITY
The Participant is eligible to receive an annual incentive award. The incentive amount will be based upon the criteria as found in the following Appendix(s). Recognizing the volatility of the business; the corresponding difficulty in establishing firm objectives and goals for a calendar year; and other performance measures that may come into play, as much as fifty percent (50%) of the calculated incentive award will be subject to the discretionary approval and award of the President/CEO. Conversely, the President/CEO may at his discretion award up to 50% of the defined bonus opportunity even if performance objectives are not met.
The appropriate Company Finance Manager is charged in each case with the responsibility for incentive payment calculations made in accordance with the terms of this program.

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Non-Solicitation: As a condition of participation in this Incentive Plan, the Eligible Employee specifically agrees that during the course of the Eligible Employee’s employment with the Company and for the period of twelve (12) months following his/hers termination of employment for any reason; (i) he/she will not, whether directly or indirectly (whether personally or through another business, entity or person), recruit, solicit, induce or encourage others to recruit, solicit, or induce, any employee of the Company to terminate his/her employment with, or otherwise cease his/her relationship with the Company, or (ii) hire any individual who left the employ of the Company or any of its affiliates during the immediately preceding one-year period. Subject to the limitations noted in this Plan and the Terms and Conditions, the Eligible Employee is not restricted from being employed by or engaged in any type of business following the termination of the Eligible Employee’s employment relationship with the Company.
Plan Acknowledgement: I acknowledge that without my signature to demonstrate the acceptance of all the terms and conditions of this Plan and the Terms and Conditions, unless prohibited by the state law, I will be ineligible to participate in this Plan, and I will not be entitled to receive any Variable Pay payment provided for in such Plan. Notwithstanding the foregoing, in the event I, for any reason, fail to sign or acknowledge my acceptance of all the terms and conditions of this Plan and the Terms and Conditions, any Variable Pay paid to me by the Company will be governed exclusively by this Plan.
By signing or acknowledging this Plan below, I authorize the Company to deduct any Variable Pay or advanced payment from any future Variable Pay or my final paycheck upon termination if the conditions for earning such Variable Pay payments do not occur. I understand and agree to the use of an electric method of signature to demonstrate my acceptance of the terms and conditions of this Plan, and the Terms and Conditions, including any applicable amendment, and all related business practices and policies, all of which are incorporated into and made a part of this Plan and which may be revised from time to time at the Company’s sole discretion

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